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Exhibit 99.1

At Equity Marketing, Inc.:	At FRB/Weber Shandwick:
Larry Madden Chief Financial Officer (323) 932-4315	Tony Rossi Investor Relations (310) 996-7459	Lisa Mueller Investor Relations (310) 996-7455

Immediate Release

EQUITY MARKETING REPORTS THIRD QUARTER RESULTS

    LOS ANGELES, November 1, 2001—Equity Marketing, Inc. (Nasdaq: EMAK) today announced its financial results for the third quarter ended September 30, 2001.

    "Our third quarter performance was markedly improved over the second quarter, despite the fact that general economic conditions have continued to deteriorate," said Equity Marketing Chairman and Chief Executive Officer Don Kurz. "We received particularly strong contributions from our Burger King promotions business, which is starting to trend upward as we had expected, and our Consumer Products division, which achieved a 130% increase in revenue over the second quarter.

    "We are also extremely pleased with the performance of our recent acquisition, Logistix. We have already taken advantage of a number of cross-selling opportunities with Logistix to expand client relationships for 2002 business including international programs for Burger King and domestic programs for Kellogg's, and we expect further progress in this area going forward."

Third Quarter Highlights

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  Revenues were $40.8 million, compared with $56.0 million in the same period in 2000.

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  Promotions revenue for the quarter represented 75.8% of total revenue, while consumer products revenue represented 24.2% of total revenue.

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  Gross margin was 28.5% in the third quarter of 2001 as compared to 29.3% in the prior year.

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  Inclusive of the additional operating expenses incurred as a result of the acquisition of Logistix, overall operating expenses decreased 18.3% to $9.0 million from $11.0 million in the prior year quarter as the company continued to aggressively manage its costs.

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  EBITDA was $3.4 million, compared with $6.1 million in the same period in 2000.

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  Net income was $1.8 million, compared with $3.5 million in the same period in 2000.

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  Diluted earnings per share were $0.23, compared with $0.42 in the same period in 2000.

    "Our third quarter revenues came in under our initial projections due to a number of projects that were cancelled for the remainder of 2001 by our client Texaco and its Havoline division due to its merger with Chevron," said Mr. Kurz. "As the new ChevronTexaco develops its integrated marketing and promotional strategy for 2002 and beyond, we are hopeful that we will capture a significant share of this business.

    "Despite the shortfall in this one area, we were still able to produce earnings per share within our expectations due to continued improvements in our gross margin and effective management of our cost structure. Gross margin for the nine months ended September 30, 2001 was 28.7% as compared to 26.2% for the prior year period. Such improvement is primarily due to the increasing revenues from our consumer products division, which is a higher margin business, as well as to overall efficiencies achieved throughout the entire organization since Bret Hadley was brought in as Executive Vice President, Consumer Products and Worldwide Operations. As for operating expenses, we have successfully reduced all controllable costs without impacting our client service or our business development efforts. In fact, we continued to add new accounts during the third quarter, highlighted by

Washington Mutual, which is our first client in the financial services sector. We believe we are the lowest cost/highest quality supplier of custom promotional products and services, with a unique expertise in the kids, tweens, teens and families (KTTF) market, and our client retention rate and new business wins provide strong support for this statement," said Mr. Kurz.

Stock Repurchase Update

    On August 2, 2001, the company announced that its board of directors authorized the expenditure of up to $10 million over 12 months to repurchase shares of the company's common stock. As of September 30, 2001, the company had spent approximately $2.6 million to purchase 203,400 shares at an average price of $12.57 per share. Since initiating our overall buyback program on July 20, 2000, the Company has purchased a total of 735,794 shares at an average price of $12.25 per share.

    "We continue to believe that a share repurchase program is in the best interests of our shareholders, and can contribute to strong EPS growth in 2002 and beyond. With our solid cash position, continued strong cash flow and $35 million unused bank facility, we are able to implement this program while still dedicating sufficient investments in the business to grow organically, as well as to act on any attractive merger and acquisition opportunities," said Mr. Kurz.

Share Count Update

    For purposes of computing earnings per share for the third quarter of 2001, the number of diluted weighted average shares outstanding was 7.9 million. Based on the level of net income reflected in the outlook set forth below, the number of diluted weighted average shares outstanding for purposes of computing earnings per share for the fourth quarter and full year 2001 is expected to approximate 6.2 million. While the full year share count approximates that stated in the previous guidance, the fourth quarter amount differs from the previous guidance of 8.0 million shares. In accordance with accounting principles generally accepted in the United States, based on the revised level of net income for the fourth quarter of 2001, the calculation of diluted earnings per share now excludes the impact of the assumed conversion of preferred stock, and includes the preferred stock dividend. For the full year 2002, the company expects its diluted weighted average shares outstanding to be approximately 8.0 million for purposes of computing earnings per share.

Outlook

    Equity Marketing announced guidance for the fourth quarter and revised guidance for the full years 2001 and 2002. For the fourth quarter, the company expects revenues to be between $46 million and $50 million, and fully diluted earnings per share to range from $0.10 to $0.15. For 2001, the company now expects revenues to be between $143 million and $147 million, and fully diluted earnings per share to range from $0.50 to $0.55.

    The revised fourth quarter and full year 2001 EPS guidance has been negatively impacted by the loss of revenue from the cancellation of Texaco and Havoline programs, modestly lower order quantities on certain other promotional programs, and a change in the computation of earnings per share due to the revised earnings projections (please refer to the explanation of share count provided above). Such negative factors have been partially offset by a planned reduction in operating expenses in the fourth quarter. In spite of the weakening economy, the company is pleased to note that the Burger King, Consumer Products and Logistix business units are meeting 2001 projections that were part of its earnings guidance on August 2, 2001.

    Revenues in 2002 are now expected to range from $225 million to $275 million, and fully diluted earnings per share are expected to range between $1.40 and $1.75.

    Mr. Kurz commented on the outlook for Equity Marketing: "Based largely on the weakening macroeconomic outlook, as well as some uncertainty over the level of potential ChevronTexaco and Havoline business, we felt it was prudent to reduce our 2002 revenue and earnings guidance. Nevertheless, we expect double digit sales growth in each line of business for 2002.

    "We remain positive about our prospects for growth and are confident in the strategic initiatives that our key clients are implementing. Based on programs we have already been awarded, our promotions and marketing services business alone already has visibility on approximately $65 million in revenue for the first half of the year, with the majority of the work scheduled for the second quarter. This amount excludes projects currently under consideration, as well as any revenue from Consumer Products (where purchase order lead times are generally very short). Revenue for the first half of 2001, including our Consumer Products division, totaled approximately $56 million. Thus, we have a solid basis to believe we will have strong double digit growth in revenue, earnings and cash flow in the first half of 2002, compared to 2001.

    "Our business with Burger King continues to increase as we had expected, and we believe that it will show substantial growth in 2002. This projected higher level of business from Burger King combined with the new accounts we have won in 2001, continued strong contributions from Logistix, and what is shaping up to be a solid year for our Consumer Products division driven by sales related to the upcoming Scooby-Doo feature film, provides a solid foundation for our enthusiasm.

    "Beyond our financial performance, we continue to make good progress in a number of key areas. Based on the positive results we have achieved with Logistix, we are aggressively moving forward with our M&A strategy with the confidence that our evaluation and pricing criteria are well conceived. We have a good pipeline of M&A prospects and are confident that we will be able to execute additional accretive transactions that will further diversify and strengthen our company.

    "Over the past several months we have also strengthened our management team, streamlined our cost structure, improved our gross margins and expanded our presence in key geographic markets and industry sectors. As a result, we have a stronger, more diversified company that is well positioned for growth, while tightly controlling our working capital requirements. This gives us the opportunity to generate substantial earnings and cash flow growth in the coming years. In addition, even after the Logistix acquisition our balance sheet remains exceptionally strong with $24.0 million in cash, $37.1 million in working capital, no debt and a current ratio of 2.0. Given the progress we have made on all fronts, we anticipate exiting 2001 in the best strategic and financial condition in our history," said Mr. Kurz.

Third Quarter Conference Call

    The company will host a conference call today at 5:00 p.m. ET/2:00 p.m. PT to discuss its third quarter 2001 financial results and operational highlights. All interested parties may listen to the live call or access a replay of the call via the Internet at www.equity-marketing.com. To listen to the live call, visit the Investor Relations page of the Web site at least 15 minutes prior to download any necessary software

    Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in London, Paris, New York, and Hong Kong. The Company designs and produces custom promotional programs that build sales and brand value for retailers, restaurant chains and consumer goods companies such as Burger King Corporation, Cadbury, The Coca-Cola Company, CVS/pharmacy, Kellogg's, Procter & Gamble and others. The company complements its core promotions business by developing and marketing distinctive consumer products, based on trademarks it owns or classic licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the company's web site at www.equity-marketing.com.

    Certain expectations and projections regarding the future performance of Equity Marketing, Inc. discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position in 2001 and thereafter to differ significantly from those expressed in forward-looking statements: the Company's dependence on a single customer; the significant quarter-to-quarter variability in the Company's revenues and net income; the Company's dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company's dependence on foreign manufacturers; the Company's need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

FINANCIAL TABLES FOLLOW

Equity Marketing, Inc.

Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
	2001	2000	2001	2000
Revenues	$40,828	$56,026	$97,092	$154,817
Cost of sales	29,187	39,589	69,258	114,279

Gross profit	11,641	16,437	27,834	40,538

Operating expenses:
Salaries, wages and benefits	4,152	5,730	11,428	12,877
Selling, general and administrative	4,806	5,233	12,082	15,294

Total operating expenses	8,958	10,963	23,510	28,171

Income from operations	2,683	5,474	4,324	12,367
Other income	206	391	1,400	746

Income before provision for income taxes	2,889	5,865	5,724	13,113
Provision for income taxes	1,088	2,346	2,148	5,234

Net income	$1,801	$3,519	$3,576	$7,879

Preferred Stock Dividends	375	375	1,125	582

Net income Available to Common Stockholders	$1,426	$3,144	$2,451	$7,297

Basic Income Per Share
Earnings Per Share	$0.24	$0.50	$0.41	$1.16

Weighted Average Shares Outstanding	5,978,322	6,307,650	6,048,926	6,278,516

Diluted Income Per Share
Earnings Per Share	$0.23	$0.42	$0.39	$1.06

Weighted Average Shares Outstanding	7,877,538	8,288,741	6,223,071	7,403,427

Equity Marketing, Inc.

Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2001	December 31, 2000
	(Unaudited)
ASSETS
Cash and short-term investments	$23,998	$32,405
Marketable securities	—	5,100
Accounts receivable, net	29,282	30,137
Note receivable	2,151	8,322
Inventory	14,618	11,744
Prepaids and other current assets	5,591	4,828

CURRENT ASSETS	75,640	92,536
Fixed assets, net	4,478	4,263
Intangible assets, net	25,612	12,459
Other assets	1,960	1,284

TOTAL ASSETS	$107,690	$110,542

	September 30, 2001	December 31, 2000
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt	$—	$—
Accounts payable	20,530	18,421
Accrued liabilities	18,015	21,975

CURRENT LIABILITIES	38,545	40,396
Long-term liabilities	1,917	1,856

TOTAL LIABILITIES	40,462	42,252
Mandatory redeemable preferred stock	23,049	23,049
Stockholders' equity	44,179	45,241

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$107,690	$110,542

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  Exhibit 99.1
EQUITY MARKETING REPORTS THIRD QUARTER RESULTS